Exhibit 99.1

Westaff Reports Favorable Fiscal 2004 Third Quarter Results

WALNUT CREEK, CA, Thursday, August 19, 2004  — Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, today reported financial results for its third fiscal quarter, which ended July 10, 2004.

Revenue for the third quarter of fiscal 2004 was $142.3 million, up $25.1 million or 21.4% from the third quarter of fiscal 2003.  Domestic revenue increased 20.3%, primarily reflecting an increase in billed hours of 18.5%.  International revenue increased 25.6%, assisted by favorable currency exchange rates. On a constant currency basis, international revenue increased 15.8%.

“The increasingly positive results have exceeded our expectations,” commented Westaff President and CEO Dwight S. Pedersen.  “The current quarter revenue is the highest for a third quarter since fiscal 2000.  Weekly domestic revenue has shown a steadily increasing trend since March.  These increases have moderated in recent weeks, much like the economy as a whole, and our domestic weekly revenue in the beginning of the fourth fiscal quarter is running about 15% ahead of last year.  We currently expect year over year sales increases for the fourth quarter of fiscal 2004 to be in the range of 11% to 14%. Our international operations are continuing their solid sales performance.”

Operating income was $2.4 million for the quarter compared with a loss of $0.4 million in 2003. The Company also reported net income of $1.8 million, or $0.11 per share, for the third quarter of 2004 compared with a net loss of $0.8 million, or $(0.05) per share in the 2003 quarter.  Net income for the third quarter of fiscal 2004 includes a gain from discontinued operations of $150,000 or $0.01 per share.

“I am very pleased with our operating performance for the quarter,” continued Mr. Pedersen.  “We have remained very prudent in our spending for general and administrative expenses in light of lower gross margins and that has helped our revenue increases flow through to the bottom line.  We recently announced improved terms for our credit facility, largely made possible because of our strong operating results in recent months.   The new terms will allow us additional working capital to invest in strategic sales and marketing programs and management information system enhancements.”

For the first 36 weeks of fiscal 2004, revenue increased $44.5 million or 12.7% over the same period in fiscal 2003.  The Company reported income from continuing operations of $0.9 million as compared to a loss of $4.2 million for the fiscal 2003 period.

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 14,000 client accounts from more than 250 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our Web site at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. Forward-looking statements contained herein include, but are not limited to, the statements of Mr. Pedersen regarding revenue, the prospects for fiscal 2004 and working capital availability.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results of future events could differ materially from estimates.  Among the factors affecting future operating results are: credit facilities and compliance with debt covenants, liquidity, workers’ compensation collateral requirements, possible adverse effects of fluctuations in the general economy, variability of employee-related costs including workers’ compensation liabilities, a highly competitive market, control by a significant shareholder, the volatility of the Company’s stock price, reliance on management information systems, risks related to customers, variability of operating results and the seasonality of the business cycle, reliance on executive management, risks related to international operations, risks related to franchise agent and licensed operations, uncertain ability to continue and manage growth, reliance on field management, employer liability risks and ability to attract and retain the services of qualified temporary personnel and regulatory mandates, including potential mandated health insurance.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: dsodestrom@westaff.com

PRESS CONTACT:	Linda Gaebler
Public Relations Director
925-952-2546, cell: 510-610-4845
e-mail: lgaebler@westaff.com

Financial table follows……..

Westaff, Inc.

Unaudited Financial Highlights

(In thousands, except per share data)

	Fiscal Quarter Ended
	July 10, 2004	July 12, 2003
Statements of Operations:

Revenue	$142,266	$117,149
Costs of services	117,639	96,479
Gross profit	24,627	20,670
Gross margin	17.3%	17.6%
Franchise agents’ share of gross profit	4,313	3,699
Selling and administrative expenses	16,890	16,043
Depreciation and amortization	1,026	1,317
Operating income (loss)	2,398	(389)
Interest expense	510	374
Interest income	(24)	(39)
Income (loss) from continuing operations before income taxes	1,912	(724)
Provision for income taxes	307	123
Income (loss) from continuing operations	1,605	(847)
Income from discontinued operations	150
Net income (loss)	$1,755	$(847)

Basic and diluted earnings (loss) per share:
Continuing operations	$0.10	$(0.05)
Discontinued operations	$0.01	$—
Net income (loss)	0.11	(0.05)

Weighted average common shares outstanding - basic	16,033	15,995
Weighted average common shares outstanding - diluted	16,068	15,995

	36 Weeks Ended
	July 10, 2004	July 12, 2003
Statements of Operations:

Revenue	$395,922	$351,424
Costs of services	328,663	290,573
Gross profit	67,259	60,851
Gross margin	17.0%	17.3%
Franchise agents’ share of gross profit	12,099	10,673
Selling and administrative expenses	49,211	49,157
Depreciation and amortization	3,199	3,907
Operating income (loss)	2,750	(2,886)
Interest expense	1,425	1,196
Interest income	(58)	(140)
Income (loss) from continuing operations before income taxes	1,383	(3,942)
Provision for income taxes	515	232
Income (loss) from continuing operations before cumulative effect of change in accounting principle	868	(4,174)
Income from discontinued operations	150	316
Cumulative effect of change in accounting principle		(670)
Net income (loss)	$1,018	$(4,528)

Basic and diluted earnings (loss) per share:
Continuing operations before cumulative effect of change in accouning principle	$0.05	$(0.26)
Discontinued operations	$0.01	$0.02
Cumulative effect of change in accounting principle	$—	$(0.04)
Net (income) loss	$0.06	$(0.28)

Weighted average common shares outstanding - basic	16,027	15,987
Weighted average common shares outstanding - diluted	16,033	15,987

Westaff, Inc.

Unaudited Financial Highlights

(In thousands, except per share data)

	July 10, 2004	November 1, 2003
Balance Sheet Highlights:

Current assets	$85,416	$84,433
Property and equipment, net	9,464	12,569
Goodwill, net	11,716	11,687
Other long-term assets	12,439	4,458
Total assets	$119,035	$113,147

Current liabilities	$68,038	$63,196
Long term liabilities	13,868	14,495
Total liabilities	81,906	77,691
Stockholders’ equity	37,129	35,456
Total liabilities and stockholders’ equity	$119,035	$113,147